Exhibit 99.2

BeiGene to Present Final PFS Results from ALPINE Trial Demonstrating Superior PFS for BRUKINSA® Versus IMBRUVICA® in Late-Breaking Oral Session at ASH 2022

CAMBRIDGE, U.S., & BASEL, Switzerland & BEIJING – November 22, 2022 – BeiGene (NASDAQ: BGNE; HKEX: 06160; SSE: 688235) a global biotechnology company, today announced that the results of the final progression free survival (PFS) analysis of the ALPINE trial will be presented at a late-breaking oral presentation session at the 64th American Society of Hematology (ASH) Annual Meeting in New Orleans. ALPINE is a global Phase 3 trial comparing BRUKINSA (zanubrutinib) with IMBRUVICA® (ibrutinib) in patients with relapsed/refractory (R/R) chronic lymphocytic leukemia (CLL) or small lymphocytic leukemia (SLL). The results will be presented at 10:15 am CST during the late-breaking abstract session on Tuesday, December 13,2022 in the Ernest N. Morial Convention Center, Hall E.

In this final PFS analysis, BRUKINSA achieved superior PFS compared with ibrutinib, as assessed by both Independent Review Committee (IRC) and investigator (HR: 0.65 [95% CI, 0.49-0.86] p =.0024, for both investigator and IRC). The PFS results favored zanubrutinib consistently across major pre-defined subgroups including IGHV status and patients with del(17p)/TP53, regardless of IRC or investigator assessment.

“BRUKINSA is the only BTK inhibitor to demonstrate superior efficacy over ibrutinib in any treatment setting; The ALPINE trial results demonstrate superiority for both PFS and ORR versus ibrutinib in relapsed or refractory CLL/SLL,” said Mehrdad Mobasher, M.D., M.P.H. Chief Medical Officer, Hematology at BeiGene. “With nearly 30 months of follow up in this trial, we have seen a very consistent safety and tolerability profile for BRUKINSA and look forward to sharing detailed results from this analysis at ASH.”

CLL is one of the most common types of leukemia, accounting for about one-quarter of new cases of leukemiai. The condition is characterized by consecutive relapses, with response to therapy ultimately determining clinical benefit, including survival.

At this pre-defined response analysis with a median follow up of 29.6 months, BRUKINSA was generally well-tolerated with a safety profile consistent with previous reports. Overall discontinuation rates were lower with BRUKINSA (26.3%) compared to ibrutinib (41.2%), as well as discontinuations due to adverse events (16.2 vs 22.8%) or progressive disease (7.3 vs 12.9%).

Cardiac safety measures at this analysis favored BRUKINSA compared with ibrutinib: the rate of atrial fibrillation/flutter in the BRUKINSA arm remained low (5.2%) compared with ibrutinib (13.3%) and there were zero grade 5 adverse events due to cardiac disorders with BRUKINSA versus six in the ibrutinib arm.

Investor Events

•Sunday, December 11, 2022 – BeiGene will host an ancillary event in New Orleans at 8:00 pm CST for investors and analysts attending ASH. BeiGene senior management will review highlights of the presented data, and special guests will join them for a Q&A panel.
•Tuesday, December 13, 2022 – BeiGene will host a webcast following the ALPINE late-breaker presentation at 2:00 pm CST. BeiGene senior management along with invited medical experts will review the presented data and join for a Q&A panel.
•Tuesday, December 13, 2022 – BeiGene will host a webcast in Chinese at 6:00 pm CST / December 14,2022 8:00 am China time to capture Company presentations at ASH. BeiGene senior management will review highlights of the presented data.

These events can be accessed live from the investors section of BeiGene’s website athttp://ir.beigene.com, http://hkexir.beigene.com or https://sseir.beigene.com. Archived replays will be posted for 90 days following the events.

About BRUKINSA

BRUKINSA is a small-molecule inhibitor of Bruton’s tyrosine kinase (BTK) discovered by BeiGene scientists that is currently being evaluated globally in a broad clinical program as a monotherapy and in combination with other therapies to treat various B-cell malignancies. BRUKINSA was specifically designed to deliver targeted and sustained inhibition of the BTK protein by optimizing bioavailability, half-life, and selectivity. With differentiated pharmacokinetics compared to other approved BTK inhibitors, BRUKINSA has been demonstrated to inhibit the proliferation of malignant B cells within a number of disease-relevant tissues.

BRUKINSA is supported by a broad clinical program which includes more than 4,700 subjects in 35 trials in more than 30 countries and regions. To date, BRUKINSA is approved in 60 markets, including the United States, China, the European Union Great Britain, Canada, Australia, South Korea, Switzerland, and additional international markets.

About BeiGene

BeiGene is a global biotechnology company that is developing and commercializing innovative and affordable oncology medicines to improve treatment outcomes and access for far more patients worldwide. With a broad portfolio, we are expediting development of our diverse pipeline of novel therapeutics through our internal capabilities and collaborations. We are committed to radically improving access to medicines for far more patients who need them. Our growing global team of more than 9,000 colleagues spans five continents, with administrative offices in Beijing, China; Cambridge, U.S.; and Basel, Switzerland. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the potential for BRUKINSA to provide clinical benefit to patients with CLL, the future development, regulatory filing and approval, commercialization, and market access of BRUKINSA for CLL, the potential commercial opportunity for BRUKINSA, and BeiGene’s plans, commitments, aspirations, and goals under the heading and “About BeiGene.” Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing, and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing, and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; and the impact of the COVID-19 pandemic on BeiGene’s clinical development, regulatory, commercial, manufacturing, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

IMBRUVICA® is a registered trademark of Pharmacyclics LLC and Janssen Biotech, Inc.

Investor Contact
Kevin Mannix
+1 240-410-0129
it@beigene.com

Media Contact
Kyle Blankenship
+1 667 3515176
media@beigene.com

IMPORTANT U.S. SAFETY INFORMATION FOR BRUKINSA (ZANUBRUTINIB)

Warnings and Precautions

Hemorrhage

Fatal and serious hemorrhagic events have occurred in patients with hematological malignancies treated with BRUKINSA monotherapy. Grade 3 or higher hemorrhage events including intracranial and gastrointestinal hemorrhage, hematuria and hemothorax have been reported in 3.4% of patients treated with BRUKINSA monotherapy. Hemorrhage events of any grade occurred in 35% of patients treated with BRUKINSA monotherapy.
Bleeding events have occurred in patients with and without concomitant antiplatelet or anticoagulation therapy. Co-administration of BRUKINSA with antiplatelet or anticoagulant medications may further increase the risk of hemorrhage.

Monitor for signs and symptoms of bleeding. Discontinue BRUKINSA if intracranial hemorrhage of any grade occurs. Consider the benefit-risk of withholding BRUKINSA for 3-7 days pre- and post-surgery depending upon the type of surgery and the risk of bleeding.

Infections

Fatal and serious infections (including bacterial, viral, or fungal) and opportunistic infections have occurred in patients with hematological malignancies treated with BRUKINSA monotherapy. Grade 3 or higher infections occurred in 27% of patients, most commonly pneumonia. Infections due to hepatitis B virus (HBV) reactivation have occurred.

Consider prophylaxis for herpes simplex virus, pneumocystis jiroveci pneumonia and other infections according to standard of care in patients who are at increased risk for infections. Monitor and evaluate patients for fever or other signs and symptoms of infection and treat appropriately.

Cytopenias

Grade 3 or 4 cytopenias, including neutropenia (26%), thrombocytopenia (11%) and anemia (8%) based on laboratory measurements, were reported in patients treated with BRUKINSA monotherapy. Grade 4 neutropenia occurred in 13% of patients, and Grade 4 thrombocytopenia occurred in 3.6% of patients.

Monitor complete blood counts regularly during treatment and interrupt treatment, reduce the dose, or discontinue treatment as warranted. Treat using growth factor or transfusions, as needed.

Second Primary Malignancies

Second primary malignancies, including non-skin carcinoma, have occurred in 14% of patients treated with BRUKINSA monotherapy. The most frequent second primary malignancy was non-melanoma skin cancer, reported in 8% of patients. Other second primary malignancies included malignant solid tumors (4.0%), melanoma (1.7%) and hematologic malignancies (1.2%). Advise patients to use sun protection and monitor patients for the development of second primary malignancies.

Cardiac Arrhythmias

Atrial fibrillation and atrial flutter were reported in 3.2% of patients treated with BRUKINSA monotherapy. Patients with cardiac risk factors, hypertension, and acute infections may be at increased risk. Grade 3 or higher events were reported in 1.1% of patients treated with BRUKINSA monotherapy. Monitor signs and symptoms for atrial fibrillation and atrial flutter and manage as appropriate.

Embryo-Fetal Toxicity

Based on findings in animals, BRUKINSA can cause fetal harm when administered to a pregnant woman. Administration of zanubrutinib to pregnant rats during the period of organogenesis caused embryo-fetal toxicity including malformations at exposures that were 5 times higher than those reported in patients at the recommended dose of 160 mg twice daily. Advise women to avoid becoming pregnant while taking BRUKINSA and for 1 week after the last dose. Advise men to avoid fathering a child during treatment and for 1 week after the last dose.

If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus.

Adverse reactions

The most common adverse reactions, including laboratory abnormalities, in ≥ 30% of patients who received BRUKINSA (N = 847) included decreased neutrophil count (54%), upper respiratory tract infection (47%), decreased platelet count (41%), hemorrhage (35%), decreased lymphocyte count (31%), rash (31%) and musculoskeletal pain (30%).

Drug Interactions

CYP3A Inhibitors: When BRUKINSA is co-administered with a strong CYP3A inhibitor, reduce BRUKINSA dose to 80 mg once daily. For coadministration with a moderate CYP3A inhibitor, reduce BRUKINSA dose to 80 mg twice daily.

CYP3A Inducers: Avoid coadministration with moderate or strong CYP3A inducers.

Specific Populations

Hepatic Impairment: The recommended dose of BRUKINSA for patients with severe hepatic impairment is 80 mg orally twice daily.

INDICATIONS

•BRUKINSA is a kinase inhibitor indicated for the treatment of adult patients with mantle cell lymphoma (MCL) who have received at least one prior therapy.

This indication is approved under accelerated approval based on overall response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.

•BRUKINSA is indicated for the treatment of adult patients with Waldenström’s macroglobulinemia (WM).

•BRUKINSA is indicated for the treatment of adult patients with relapsed or refractory marginal zone lymphoma (MZL) who have received at least one anti-CD20-based regimen.

This indication is approved under accelerated approval based on overall response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.

Please see full U.S. Prescribing Information at www.beigene.com/pdf/brukinsauspi.pdf and Patient Information at www.beigene.com/pdf/brukinsausppi.pdf.

i Yao Y, Lin X, Li F, Jin J, Wang H. The global burden and attributable risk factors of chronic lymphocytic leukemia in 204 countries and territories from 1990 to 2019: analysis based on the global burden of disease study 2019. Biomed Eng Online. 2022 Jan 11;21(1):4. doi: 10.1186/s12938-021-00973-6. PMID: 35016695; PMCID: PMC8753864.